SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                               ENTERACTIVE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   293636106
                                ---------------
                                 (CUSIP Number)
                                    Copy to:

Seneca Ventures                           Stephen A. Cohen, Esq.
68 Wheatley Road                          Morrison Cohen Singer & Weinstein, LLP
Brookville, New York  11545               750 Lexington Avenue
Telephone (516) 626-3070                  New York, New York 10022
                                          Telephone (212) 735-8600

--------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Persons
               Authorized to Receive Notices and Communications)

                               February 19, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following space __.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                                      Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC,OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         323,000 shares                       1.8%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         9,035,886 shares                    48.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         323,000 shares                       3.4%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         2,634,686 shares                    26.8%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               2,957,686 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   29.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    2 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                                      Woodland Venture Fund
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC,OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         459,215 shares                       2.5%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         1,182,987 shares                     6.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         214,415 shares                       2.3%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         606,587 shares                       6.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               821,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   8.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             PN
================================================================================

                                    3 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                                      Seneca Ventures
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC,OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         306,836 shares                       1.7%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         1,335,366 shares                     7.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         143,636 shares                       1.5%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         677,366 shares                       7.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               821,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   8.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             PN
================================================================================

                                    4 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                                      Woodland Services Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)         OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         1,642,202 shares                     8.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         821,002 shares                       8.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               821,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   8.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                             CO
================================================================================

                                    5 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |               21st Century Communications Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC,OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         2,084,289 shares                    11.4%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         988,662 shares                       5.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         701,169 shares                       7.4%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         331,782 shares                       3.5%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  11.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             PN
================================================================================

                                    6 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |              21st Century Communications T-E Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           WC,OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         713,004 shares                       3.9%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         2,359,947 shares                    12.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         242,172 shares                       2.6%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         790,779 shares                       8.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  11.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             PN
================================================================================

                                    7 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |              21st Century Communications Foreign Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           WC,OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         275,658 shares                       1.5%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         2,797,293 shares                    15.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         89,610 shares                        1.0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         943,341 shares                      10.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  11.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             PN
================================================================================

                                    8 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                          Michael J. Marocco
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds                        OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         3,072,951 shares                    16.8%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         1,032,951 shares                    11.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  11.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    9 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                             John Kornreich
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds              OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         3,072,951 shares                    16.8%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         1,032,951 shares                    11.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  11.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    10 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                            Harvey Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         3,072,951 shares                    16.8%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         1,032,951 shares                    11.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  11.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    11 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                               Andrew Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds                     OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         3,072,951 shares                    16.8%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         1,032,951 shares                    11.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  11.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    12 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                             Barry Fingerhut
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds                   WC,OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         1,000 shares                        0.01%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         7,316,684 shares                    40.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         1,000 shares                        0.01%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         1,736,684 shares                    18.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               1,737,684 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  18.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    13 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                                Irwin Leiber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           WC,OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         23,000 shares                        0.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         7,316,684 shares                    40.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         23,000 shares                        0.2%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         1,736,684 shares                    18.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               1,759,684 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  18.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    14 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                          Woodland Partners
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           WC,OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         448,914 shares                       2.5%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         1,193,288 shares                     6.5%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         35,714 shares                        0.4%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         785,288 shares                       8.2%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               821,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  8.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             PN
================================================================================

                                    15 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                       Applewood Associates, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           WC,OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         4,243,733 shares                    23.2%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         0 shares                               0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         703,733 shares                       7.5%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         0 shares                               0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                  7.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             PN
================================================================================

                                    16 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                              Applewood Capital Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         4,243,733 shares                    23.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         703,733 shares                       7.5%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   7.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             CO
================================================================================

                                    17 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                              Seth Leiber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         4,243,733 shares                    23.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         703,733 shares                       7.5%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   7.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    18 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                              Jonathan Leiber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         4,243,733 shares                    23.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         703,733 shares                       7.5%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   7.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    19 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                              Marilyn Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         1,642,202 shares                     8.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         821,002 shares                       8.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               821,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   8.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    20 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |           The Marilyn and Barry Rubenstein Family Foundation
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         104,237 shares                       0.6%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         1,537,965 shares                     8.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         104,237 shares                       1.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         716,765 shares                       7.5%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               821,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   8.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             OO
================================================================================

                                    21 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                              Brian Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         104,237 shares                       0.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         104,237 shares                       1.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               104,237 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   1.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    22 of 36

CUSIP
No. 293636106                           13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                              Rebecca Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group                   (a)  |_|
   | (See Instructions)                                                 (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds           OO
   | (See Instructions)
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   | Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         104,237 shares                       0.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         104,237 shares                       1.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               104,237 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                   1.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person  (See Instructions)
   |                             IN
================================================================================

                                    23 of 36

      This statement, dated February 19, 1998, constitutes Amendment No. 6 to the Schedule 13D, dated September 11, 1995, regarding the reporting persons ownership of certain securities of Enteractive, Inc. (the "Issuer").

      The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

      This Amendment No. 6 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.


ITEM 1.     Security and Issuer

            a) Class B Convertible Preferred Stock, $.01 par value (the "Class B Preferred Stock"). The holders of the Class B Preferred Stock shall be entitled to convert anytime after March 1, 1999 each share of Class B Preferred Stock into a whole number of shares of Common Stock equal to the aggregate Stated Value of the Class B Preferred Stock to be converted divided by $1.00. Each share of Class B Preferred Stock has a Stated Value equal to $1,000.

            For purposes of calculating the number of voting rights for the Class A Convertible Preferred Stock (the "Preferred Stock"), the Stated Value of the Preferred Stock was divided by $1.225, or 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter prior to December 1, 1997.

            For purposes of calculating the number of voting rights for the Class B Preferred Stock, the Stated Value of the Preferred Stock was divided by $1.00.

            b)    Enteractive, Inc.
                  25 West 45th Street
                  Suite 306
                  New York, New York 10036

ITEM 3.     Source and Amount of Funds or Other Consideration

            On February 19, 1998, Applewood Associates, L.P. and Woodland Partners acquired 1,500 and 250 shares of Class B Preferred Stock, respectively, in a private placement.

            The source of funds for the acquisition of the Class B Preferred Stock was the general working capital of Applewood Associates, L.P. and Woodland Partners.


                                    24 of 36

            The amount of cash used in acquiring the shares of Class B Preferred Stock is set forth below:
                                              Purchase Price
                                              --------------
            Applewood Associates, L.P.           $1,500,000
            Woodland Partners                       250,000


ITEM 5.     Interests in Securities of the Issuer.

            a) The following list sets forth the aggregate number and percentage (based on 9,416,876 shares of Common Stock, which includes 8,019,555 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended November 30, 1997 and 1,397,321 shares of Common Stock issued pursuant to the Exchange Offer) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of February 19, 1998:

                                                                    Percentage
                            Shares of                               of Shares
                           Common Stock            Percent of    of Common Stock
                           Beneficially             Voting         Beneficially
        Name                 Owned(1)              Control(2)          Owned
        ----               ------------            ----------    ---------------

Barry Rubenstein          2,957,686(3,4,5,6)          49.7%            29.6%

Woodland Venture Fund     821,002(3)                   8.9%             8.6%

Seneca Ventures           821,002(3)                   8.9%             8.6%

Woodland Services Corp.   821,002(3)                   8.9%             8.6%

21st Century              1,032,951(3,7)              16.8%            11.0%
Communications
   Partners, L.P.

21st Century              1,032,951(3,8)              16.8%            11.0%
   Communications T-E
   Partners, L.P.

--------

(3) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

(4) Includes 400,000 shares of Common Stock issuable upon the exercise of the Revwood Warrant.

(5) Includes 703,733 shares of Common Stock owned by Applewood.

(6) Includes 1,032,951 shares of Common Stock owned by 21st Century, T-E and Foreign.

(7) Includes 701,169 shares of Common Stock. 21st Century disclaims beneficial ownership of 242,172 shares of Common Stock owned by T-E and 89,610 shares of Common Stock owned by Foreign.

(8) Includes 242,172 shares of Common Stock. T-E disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 89,610 shares of Common Stock owned by Foreign.


                                    25 of 36

                         Shares of
                        Common Stock         Percent of     Percentage of Shares
                        Beneficially           Voting         of Common Stock
        Name               Owned(1)          Control(2)      Beneficially Owned
        ----            ------------         ----------     --------------------
21st Century            1,032,951(3,9)          16.8%              11.0%
  Communications
Foreign Partners, L.P.

Michael Marocco         1,032,951(3,6)          16.8%              11.0%

John Kornreich          1,032,951(3,6)          16.8%              11.0%

Harvey Sandler          1,032,951(3,6)          16.8%              11.0%

Andrew Sandler          1,032,951(3,6)          16.8%              11.0%

Barry Fingerhut         1,737,684(3,5,6)        40.1%              18.5%

Irwin Lieber            1,759,684(3,5,6)        40.1%              18.7%

Woodland Partners         821,002(3)             8.9%               8.6%

Applewood Associates,     703,733(5)            23.2%               7.5%
  L.P

Applewood Capital Corp.   703,733(3,5)          23.2%               7.5%

Seth Lieber               703,733(3,5)          23.2%               7.5%

Jonathan Lieber           703,733(3,5)          23.2%               7.5%

Marilyn Rubenstein        821,002(3)             8.9%               8.6%

The Marilyn and Barry     821,002(3)             8.9%               8.6%
  Rubenstein Family
  Foundation

Brian Rubenstein          104,237(3)             0.6%               1.1%

Rebecca Rubenstein        104,237(3)             0.6%               1.1%


            b) Barry Rubenstein has sole power to vote and dispose of 323,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 1.8% and 3.4%, respectively, of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia, a Trustee of the Foundation and a general partner of Applewood, Seneca, the Fund, Woodland Partners and Revwood, Barry Rubenstein may be

----------

(9) Includes 89,610 shares of Common Stock. Foreign disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 242,172 shares of Common Stock owned by T-E.


                                    26 of 36
deemed to have shared power to vote 9,035,886 shares of Common Stock (including 4,651,200 voting rights from the Preferred Stock, 1,017,857 shares received upon the consummation of the Exchange Offer, 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock, 400,000 shares issuable upon the exercise of the Revwood Warrant and 1,750,000 voting rights from the Class B Preferred Stock), representing approximately 48.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 2,634,686 shares of Common Stock (including 1,017,857 shares received upon the consummation of the Exchange Offer, 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock, and 400,000 shares issuable upon the exercise of the Revwood Warrant), representing approximately 26.8% of the outstanding Common Stock.

      The Fund has sole power to vote 459,215 shares of Common Stock, representing approximately 2.5% of the outstanding Common Stock (including 244,800 voting rights from the Preferred Stock and 53,571 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to vote 1,182,987 shares of Common Stock (including 326,400 voting rights from the Preferred Stock, 71,428 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock and 250,000 voting rights from the Class B Preferred Stock), representing approximately 6.4% of the outstanding Common Stock. The Fund has the sole power to dispose of 214,415 shares of Common Stock (including 53,571 shares received upon the consummation of the Exchange Offer), representing approximately 2.3% of the outstanding Common Stock, and shared power to dispose of 606,587 shares of Common Stock (including 71,428 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 6.3% of the outstanding Common Stock.

      Seneca has sole power to vote 306,836 shares of Common Stock, representing approximately 1.7% of the outstanding Common Stock (including 163,200 voting rights from the Preferred Stock and 35,714 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to vote 1,335,366 shares of Common Stock (including 408,000 voting rights from the Preferred Stock, 89,285 share received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, 1,500 share received upon the consummation of the exchange in October 1997, of Warrants for Common Stock and 250,000 voting rights from the Class B Preferred Stock), representing approximately 7.2% of the outstanding Common Stock. Seneca has the sole power to dispose of 143,636 shares of Common Stock (including 35,714 shares received upon the consummation of the Exchange Offer), representing approximately 1.5% of the outstanding Common Stock, and shared power to dispose of 677,366 shares of Common Stock (including 89,285 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and


                                    27 of 36

1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 7.1% of the outstanding Common Stock.

      Woodland Services Corp. has shared power to vote 1,642,202 shares of Common Stock (including 571,200 voting rights from the Preferred Stock, 124,999 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non- Qualified Option, 50,000 shares issuable upon the exercise of the Option, 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock and 250,000 voting rights from the Class B Preferred Stock), representing approximately 8.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 821,002 shares of Common Stock (including 124,999 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.6% of the outstanding Common Stock.

      21st Century has sole power to vote 2,084,289 shares of Common Stock (including 1,383,120 voting rights from the Preferred Stock and 302,679 shares received upon the consummation of the Exchange Offer), representing approximately 11.4% of the outstanding Common Stock. 21st Century has sole power to dispose of 701,169 shares of Common Stock (including 302,679 shares received upon the consummation of the Exchange Offer), representing approximately 7.4% of the outstanding shares of Common Stock. 21st Century may be deemed to have shared power to vote 988,662 shares of Common Stock (including 656,880 voting rights from the Preferred Stock, and 143,750 shares received upon the consummation of the Exchange Offer), representing approximately 5.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 331,782 shares of Common Stock (including 143,750 shares received upon the consummation of the Exchange Offer), representing approximately 3.5% of the outstanding Common Stock.

      T-E has sole power to vote 713,004 shares of Common Stock (including 470,832 voting rights from the Preferred Stock and 103,036 shares received upon the consummation of the Exchange Offer), representing approximately 3.9% of the outstanding Common Stock, and may be deemed to have shared power to vote 2,359,947 shares of Common Stock (including 1,569,168 voting rights from the Preferred Stock, and 343,393 shares received upon the consummation of the Exchange Offer), representing approximately 12.9% of the outstanding Common Stock. T-E has sole power to dispose of 242,172 shares of Common Stock (including 103,036 shares received upon the consummation of the Exchange Offer), representing approximately 2.6% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 790,779 shares of Common Stock (including 343,393 shares received upon the consummation of the Exchange Offer), representing approximately 8.4% of the outstanding Common Stock.

      Foreign has sole power to vote 275,658 shares of Common Stock (including 186,048 voting rights from the Preferred Stock and 40,714 shares received upon the consummation of the Exchange Offer), representing approximately 1.5% of the outstanding Common Stock. Foreign may be deemed


                                    28 of 36
to have shared power to vote 2,797,293 shares of Common Stock (including 1,853,952 voting rights from the Preferred Stock and 405,715 shares received upon the consummation of the Exchange Offer), representing approximately 15.3% of the outstanding Common Stock. Foreign has sole power to dispose of 89,610 shares of Common Stock (including 40,714 shares received upon the consummation of the Exchange Offer), representing approximately 1.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 943,341 shares of Common Stock (including 405,715 shares received upon the consummation of the Exchange Offer), representing approximately 10.0% of the outstanding Common Stock.

      By virtue of being the sole shareholder, officer and director of MJDM Corp., Michael J. Marocco may be deemed to have shared power to vote 3,072,951 shares of Common Stock, representing approximately 16.8% of the outstanding Common Stock (including 2,040,000 voting rights from the Preferred Stock and 446,429 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon the consummation of the Exchange Offer), representing approximately 11.0% of the outstanding Common Stock.

      By virtue of being the majority shareholder and director of Four JK Corp., John Kornreich may be deemed to have shared power to vote 3,072,951 shares of Common Stock, representing approximately 16.8% of the outstanding Common Stock (including 2,040,000 voting rights from the Preferred Stock and 446,429 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon the consummation of the Exchange Offer), representing approximately 11.0% of the outstanding Common Stock.

      By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote 3,072,951 shares of Common Stock, representing approximately 16.8% of the outstanding Common Stock (including 2,040,000 voting rights from the Preferred Stock and 446,429 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon the consummation of the Exchange Offer), representing approximately 11.0% of the outstanding Common Stock.

      By virtue of being a manager and majority member of ALSI, LLC, Andrew Sandler may be deemed to have shared power to vote 3,072,951 shares of Common Stock, representing approximately 16.8% of the outstanding Common Stock (including 2,040,000 voting rights from the Preferred Stock and 446,429 shares received upon consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 11.0% of the outstanding Common Stock.

      Barry Fingerhut has sole power to vote and dispose of 1,000 shares of Common Stock (received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 0.01% and 0.01%, respectively of the outstanding Common


                                    29 of 36

Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Barry Fingerhut may be deemed to have shared power to vote 7,316,684 shares of Common Stock (including 4,080,000 voting rights from the Preferred Stock, 892,858 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 40.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,736,684 shares of Common Stock (including 892,858 shares received upon consummation of the Exchange Offer), representing approximately 18.4% of the outstanding Common Stock.

      Irwin Lieber has sole power to vote and dispose of 23,000 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer and 17,000 shares issuable upon the exercise of the warrants), representing approximately 0.1% and 0.2%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Irwin Lieber may be deemed to have shared power to vote 7,316,684 shares of Common Stock (including 4,080,000 voting rights from the Preferred Stock, 892,858 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 40.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,736,684 shares of Common Stock (including 892,858 shares received upon consummation of the Exchange Offer), representing approximately 18.4% of the outstanding Common Stock.

      Applewood has sole power to vote 4,243,733 shares of Common Stock (including 2,040,000 voting rights from the Preferred Stock, 446,429 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 23.2% of the outstanding Common Stock, and has sole power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.

      AC Corp. may be deemed to have shared power to vote 4,243,733 shares of Common Stock (including 2,040,000 voting rights from the Preferred Stock, 446,429 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 23.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.

      By virtue of being an officer of AC Corp., Seth Lieber may be deemed to have shared power to vote 4,243,733 shares of Common Stock (including 2,040,000 voting rights from the Preferred Stock, 446,429 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 23.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.


                                    30 of 36

      By virtue of being an officer of AC Corp., Jonathan Lieber may be deemed to have shared power to vote 4,243,733 shares of Common Stock (including 2,040,000 voting rights from the Preferred Stock, 446,429 shares received upon consummation of the Exchange Offer and 1,500,000 voting rights from the Class B Preferred Stock), representing approximately 23.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.

      Woodland Partners has sole power to vote 448,914 shares of Common Stock, representing approximately 2.5% of the outstanding Common Stock (including 163,200 voting rights from the Preferred Stock, 35,714 shares received upon consummation of the Exchange Offer and 250,000 voting rights from the Class B Preferred Stock), and may be deemed to have shared power to vote 1,193,288 shares of Common Stock (including 408,000 voting rights from the Preferred Stock, 89,285 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 6.5% of the outstanding Common Stock. Woodland Partners has sole power to dispose of 35,714 shares of Common Stock (representing 35,714 shares received upon consummation of the Exchange Offer), representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 785,288 shares of Common Stock (including 89,285 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.2% of the outstanding Common Stock.

      By virtue of being a general partner of Woodland Partners, a Trustee of the Foundation, and the wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote 1,642,202 shares of Common stock (including 571,200 voting rights from the Preferred Stock, 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock and 250,000 voting rights from the Class B Preferred Stock), representing approximately 8.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 821,002 shares of Common Stock (including 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non- Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.6% of the outstanding Common Stock.

      The Foundation has sole power to vote 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 0.6% of the outstanding Common Stock, and may be deemed to have shared power to vote 1,537,965 shares of Common Stock (including 571,200 voting rights from the Preferred Stock, 124,999 shares


                                    31 of 36
received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, 500 shares received upon consummation of the Exchange Offer and 250,000 voting rights from the Class B Preferred Stock), representing approximately 8.3% of the outstanding Common Stock. The Foundation has sole power to dispose of 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 1.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 716,765 shares of Common Stock (including 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 500 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.

      By virtue of being a Trustee of the Foundation, Brian Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 0.6% of the outstanding shares of Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 1.1% of the outstanding Common Stock.

      By virtue of being a Trustee of the Foundation, Rebecca Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 0.6% of the outstanding shares of Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 1.1% of the outstanding Common Stock.

            (c) The following is a description of all transactions in shares of Class B Preferred Stock of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from February 7, 1998 through February 19, 1998, inclusive:



                            Purchase       Number of Shares of
                            or Sale      Class B Preferred Stock    Purchase or
Name of Shareholder           Date         Purchased or (Sold)       Sale Price
-------------------         --------     -----------------------    ------------
Applewood Associates, L.P.   2/19/98             1,500                 $1000
Woodland Partners            2/19/98               250                 $1000

            (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

            (e)   Not applicable.


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


                                    Signature

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct. Date: February 27, 1998

                                                      SENECA VENTURES

                                                      /s/ Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      A General Partner

                                                      WOODLAND VENTURE FUND

                                                      /s/ Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      A General Partner

                                                      WOODLAND SERVICES CORP.


                                                      /s/ Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      President

                                                      WOODLAND PARTNERS

                                                      /s/ Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      A General Partner

                                                      APPLEWOOD ASSOCIATES, L.P.

                                                      /s/ Irwin Lieber
                                                      --------------------------
                                                      Irwin Lieber,
                                                      A General Partner

                                                      APPLEWOOD CAPITAL CORP.

                                                      /s/ Barry Rubenstein
                                                      --------------------------
                                                      Barry Rubenstein,
                                                      President


                                    33 of 36

                                                     /s/ Barry Rubenstein
                                                     ---------------------------
                                                     Barry Rubenstein


                                                     /s/ Barry Fingerhut
                                                     ---------------------------
                                                     Barry Fingerhut


                                                     /s/ Irwin Lieber
                                                     ---------------------------
                                                     Irwin Lieber


                                                     /s/ Jonathan Lieber
                                                     ---------------------------
                                                     Jonathan Lieber


                                                     /s/ Seth Lieber
                                                     ---------------------------
                                                     Seth Lieber


                                                     /s/ Marilyn Rubenstein
                                                     ---------------------------
                                                     Marilyn Rubenstein


                                                     THE MARILYN AND BARRY
                                                     RUBENSTEIN FAMILY
                                                     FOUNDATION


                                                     By: /s/ Barry Rubenstein
                                                     ---------------------------
                                                     Barry Rubenstein, a Trustee


                                                            *
                                                     ---------------------------
                                                     Brian Rubenstein


                                                            *
                                                     ---------------------------
                                                     Rebecca Rubenstein



* By: /s/ Barry Rubenstein
         Barry Rubenstein
         Attorney-in-Fact


                                    34 of 36

                          21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                          Name:  Edward Grinacoff
                                          Title: Treasurer


                          21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                          Name:  Edward Grinacoff
                                          Title: Treasurer


                          21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner


                                      By: /s/ Edward Grinacoff
                                          --------------------------------------
                                          Name:  Edward Grinacoff
                                          Title: Treasurer


                                    35 of 36

                                          /s/ Michael J. Marocco
                                          --------------------------------------
                                          Michael J. Marocco


                                          /s/ John Kornreich
                                          --------------------------------------
                                          John Kornreich


                                          /s/ Harvey Sandler
                                          --------------------------------------
                                          Harvey Sandler


                                          /s/ Andrew Sandler
                                          --------------------------------------
                                          Andrew Sandler


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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